                                  Exhibit 11.1

                        International Electronics, Inc.
               Calculation of Net Income (Loss) Per Common Share


                             Three months ended         Nine months ended
                             ------------------         -----------------

                                  May 31,     May 31,     May 31,     May 31,
                                   1996        1995        1996        1995
                                ----------  ----------  ----------  ----------

PRIMARY NET INCOME (LOSS)
 PER SHARE
- ---------------------------
Weighted Average Number of
Shares Outstanding:

Common Stock                   1,475,851    1,407,669    1,439,272   1,416,098

Common equivalent shares
resulting from dilutive
stock options and warrants
(treasury stock method
using the  average
market price)                    264,018       -           188,451       -
                              ----------  -----------   ----------  ----------

Total                          1,739,869    1,407,669    1,627,723   1,416,098
                              ==========  ===========   ==========  ==========

Net Income (Loss)                $35,915     ($86,352)    $116,464   ($177,032)
                              ==========  ===========   ==========  ==========

Net Income (Loss)
Per Common Share                    $.02        ($.06)        $.07       ($.13)
                              ==========  ===========   ==========  ==========

FULLY DILUTED NET INCOME (LOSS) PER SHARE
- -----------------------------------------

Weighted Average Number of
Shares Outstanding:

Common Stock                       1,475,851  1,407,669    1,439,272  1,416,098

Common equivalent shares
resulting from dilutive stock
options and warrants (treasury
stock method using the higher
of the ending or average
market price)                        264,018      -          246,115      -
                                  ----------  ---------   ----------  ---------

Total                              1,739,869  1,407,669    1,685,387  1,416,098
                                  ==========  =========   ==========  =========

Net Income (Loss)                    $35,915   ($86,352)    $116,464  ($177,032)
                                  ==========  =========   ==========  =========

Net Income (Loss)
Per Common Share                  $      .02      ($.06)        $.07      ($.13)
                                  ==========  =========   ==========  =========
